Exhibit 10.2

IBERIABANK CORPORATION

2001 INCENTIVE COMPENSATION PLAN

&

2005 STOCK INCENTIVE PLAN

Award Agreement

Award No.

    Date

You (the “Participant”) are hereby awarded the following stock option (“Options”) to purchase Shares of IBERIABANK Corporation (the “Company”) and/or Restricted Shares subject to the terms and conditions set forth in this Award Agreement (“Award Agreement”), in the IBERIABANK Corporation 2005 Stock Incentive Plan (the “2005 Plan”), and if applicable and indicated below, in the 2001 Incentive Compensation Plan (the “2001 Plan”). The 2005 Plan is attached hereto as Exhibit A, and a summary of the 2005 Plan appears in its Prospectus, which is attached as Exhibit B. The 2001 Plan is attached hereto as Exhibit C. You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award, including your tax alternatives and their consequences.

By executing this Award Agreement, you agree to be bound by all of the 2005 Plan and 2001 Plan terms and conditions as they apply to this Award Agreement and as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of IBERIABANK Corporation (the “Company”) or the Committee pursuant to Section 4(c) of the 2005 Plan and/or Section 2.2 of the 2001 Plan, and that such determinations, interpretations or other actions are (in the absence of manifest bad faith or fraud) final, conclusive and binding upon all parties, including you, your heirs, and representatives.

Part I. General Terms of Your Award.

Name of Participant

Date of Award

Accelerated Vesting; Change in Corporate Control. To the extent you have not previously vested in your rights with respect to this Award, your Award will become –

☐	100% vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code;

☐	% vested if your Continuous Service ends due to your retirement at or after you have attained the age of and completed at least full years of Continuous Service;

☐	according to the following schedule if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a Change in Control:

Date on which Your Involuntary Termination Occurs (by reference to Date of Award)	Portion of Your Award As to which Vesting Accelerates
Before 1st Anniversary	0%
Between 1st and 2nd Anniversary	50%
After 2nd Anniversary	100%

Part II Specific Terms of Your Award

A. Restricted Shares. Your Restricted Shares have the following terms:

Total Number of Shares Subject to Award

Plan source for Granted Shares	☐ 2005 Plan Shares ☐ 2001 Plan Shares

Purchase Price per share (if applicable)	Not applicable.

Vesting	At the rate of % on each of the first (#) annual anniversaries of the Award Date; subject to acceleration as provided in Part I above, to any shareholder approval condition in the 2005 or, if applicable, the 2001 Plan, and to your Continuous Service not ending before the vesting date.

Lifetime Transfer	☐ Allowed. ☐ Not allowed.

Deferral Elections	☐ Allowed in accordance with Section 8(g) of the 2005 Plan and Section 8.9 of the 2001 Plan. ☐ Not allowed.

1. Dividends. Any cash dividends on your Restricted Shares will be held by the Company (unsegregated as part of its general assets) until the period of forfeiture lapses (and forfeited if the underlying Shares are forfeited), and paid over to you as soon as practicable after such period lapses (if not forfeited).

2. Investment Purposes. You acknowledge that you are acquiring your Restricted Shares for investment purposes only and without any present intention of selling or distributing them.

3. Issuance of Restricted Shares. Until all vesting restrictions lapse, any certificates that you receive for Restricted Shares will include a legend stating that they are subject to the restrictions set forth in the Plan and this Award Agreement. The Company may, in its discretion, hold such Restricted Shares in escrow until vesting occurs.

4. Lapse of Vesting Restrictions. As vesting restrictions lapse, the Company shall cause certificates for Shares to be issued and delivered to you, with such legends and restrictions that the Committee determines to be appropriate. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.

B. Options. Your Options have the following terms.

Type of Stock Option	☐ ISO[1] ☐ Non-ISO[2]

Plan source for Granted Shares	☐ 2005 Plan (No. of Shares subject to Option) ☐ 2001 Plan (No. of Shares subject to Option)

Option Exercise Price per Share	☐ 2005 Plan Shares ☐ 2001 Plan Shares

[1]	If an ISO is awarded to a person owning more than 10% of the voting power of all classes of stock of the Company or of any Subsidiary, then the term of the Option cannot exceed 5 years and the exercise price must be at least 110% of the Fair Market Value (100% for any other employee who is receiving ISO awards).
[2]	The exercise price of a non-ISO must be at least 100% of the Fair Market Value.

Expiration Date	☐ years after Grant Date ☐ 10 years after Grant Date

Vesting	At the rate of % on each of the first (#) annual anniversaries of the Award Date; subject to acceleration as provided in Part I above, to any shareholder approval condition in the 2005 or, if applicable, the 2001 Plan, and to your Continuous Service not ending before the vesting date.

Lifetime Transfer	☐ Allowed. ☐ Not allowed.

Deferral Elections	☐ Allowed in accordance with Section 8(g) of the 2005 Plan and Section 8.9 of the 2001 Plan ☐ Not allowed.

1. Term of Option. The term of the Option will expire at 5:00 p.m. (E.D.T. or E.S.T., as applicable) on the Expiration Date.

2. Manner of Exercise. The Option shall be exercised in the manner set forth in the corresponding plan, using the exercise form attached hereto as Exhibit E. Options granted herein under the 2001 Plan shall be exercised in accordance with Section 5.5 of the 2001 Plan. Alternatively, Options granted herein under the 2005 Plan shall be exercised in accordance with Section 6 of the 2005 Plan. The amount of Shares for which the Option may be exercised is cumulative; that is, if you fail to exercise the Option for all of the Shares vested under the Option during any period set forth above, then any Shares subject to the Option that are not exercised during such period may be exercised during any subsequent period, until the expiration or termination of the Option pursuant to this Award Agreement and the terms of the plan under which the Options herein are granted. Fractional Shares may not be purchased.

3. Special ISO Provisions. If designated as an ISO, this Option shall be treated as an ISO to the extent allowable under Section 422 of the Code, and shall otherwise be treated as a Non-ISO. If you sell or otherwise dispose of Shares acquired upon the exercise of an ISO within 1 year from the date such Shares were acquired or 2 years from the Grant Date, you agree to deliver a written report to the Company within 10 days following the sale or other disposition of such Shares detailing the net proceeds of such sale or disposition.

4. Termination of Continuous Service. For an Option granted pursuant to the 2005 Plan, if your Continuous Service with the Company is terminated for any reason, this Option shall terminate on the date on which you cease to have any right to exercise the Option pursuant to the terms and conditions set forth in Section 6 of the 2005 Plan. Alternatively, for an Option granted pursuant to the 2001 Plan, if your Continuous Service with the Company is terminated for any reason, this Option shall terminate in accordance with Section 8.4 of the 2001 Plan.

C. Long-term Consideration for Award. The Participant recognizes and agrees that the Company’s key consideration in granting this Award is securing the long-term commitment of the Participant to serve as a trusted executive officer who will advance and promote the Company’s business interests and objectives. Accordingly, the Participant agrees to the following as material and indivisible consideration for this Award:

(1) Fiduciary Duty. During his or her employment with the Company the Participant shall devote his or her full energies, abilities, attention and business time to the performance of his or her job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, his or her performance of such responsibilities.

(2) Confidential Information. The Participant recognizes that by virtue of his or her employment with the Company, he or she will be granted otherwise prohibited access to confidential information and proprietary data which are not known to the Company’s competitors. This information (the “Confidential Information”) includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers. The Participant recognizes that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, the Participant agrees that he or she shall not, at any time during or after his or her employment with the Company, divulge such Confidential Information or make use of it for his or her own purposes or the purposes of any person or entity other than the Company.

(3) Non-Solicitation of Customers. The Participant recognizes that by virtue of his or her employment with the Company he or she will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during his or her employment. The Participant understands and agrees that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company. The Participant further agrees that during his or her employment with the Company the Participant will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships. The Participant also recognizes the Company’s legitimate interest in protecting, for a reasonable period of time after his or her employment with the Company, the Company’s customers. Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending one (1) year after termination of Participant’s employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

(4) Non-Solicitation of Employees. The Participant recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending two (2) years after termination of Participant’s employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

(5) Survival of Commitments; Potential Recapture of Award and Proceeds. The Participant acknowledges and agrees that the terms and conditions of this Section 6 regarding confidentiality and non-solicitation shall survive both (i) the termination of Participant’s employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. The Participant acknowledges and agrees that the grant of Restricted Shares in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if the Participant either violates the terms of this Section or succeeds for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any cash paid or Shares issued to the Participant, or any designee or beneficiary of the Participant, pursuant to the Award;

(iii)	recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by the Participant, or any designee or beneficiary of the Participant.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(6) Acknowledgement. The Participant acknowledges and agrees that his or her adherence to the foregoing requirements will not prevent him or her from engaging in his or her chosen occupation and earning a satisfactory livelihood following the termination of his or her employment with the Company.

D. Section 83(b) Election Notice. If you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your Restricted Shares (a “Section 83(b) election”), you agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit D contains a suggested form of Section 83(b) election.

E. Restrictions on Transfer. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Any transfer of this Award must be in accordance with the terms of set forth in Section 8.2 of the 2001 Plan, if

Restricted Shares or Options to purchase Shares are awarded pursuant to the 2001 Plan. Alternatively, any transfer of this Award with respect to Restricted Shares or Options granted herein pursuant to the 2005 Plan must be made in accordance with Section 12 of the 2005 Plan.

F. Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.

G. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in the Restricted Shares or Options to purchase Shares awarded herein. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit F (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

H. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

I. Binding Effect. Except as otherwise provided in this Award Agreement, the 2005 Plan, or the 2001 Plan as applicable, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

J. Modifications. This Award Agreement may be modified or amended at any time by the Committee, provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Award Agreement, unless there is an express provision in the applicable plan permitting the Committee to act unilaterally to make the modification.

K. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

L. Severability. Every provision of this Award Agreement, the 2005 Plan and the 2001 Plan is intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

M. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

N. Governing Law. This Award Agreement shall be interpreted, administered and otherwise subject to the laws of the State of Louisiana (disregarding any choice-of-law provisions).

O. Not a Contract of Employment. By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Shares and/or Options are awarded under and governed by the terms and conditions of this Award Agreement, the 2005 Plan and the 2001 Plan.

IBERIABANK Corporation

By:
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant: